Exhibit 2

CREST FINANCIAL LIMITED

JPMorgan Chase Tower

600 Travis, Suite 6800

Houston, Texas 77002

May 20, 2013

Dear Fellow Clearwire Stockholders:

In our letters dated May 15 and May 17, 2013, Crest Financial Limited (“Crest”) explained a number of reasons why you should vote AGAINST the proposed merger (the “Sprint-Clearwire Merger”) of Clearwire Corporation (“Clearwire” or the “Company”) with Sprint Nextel Corporation (“Sprint”). As we said in those letters and on other occasions, Sprint’s offer grossly undervalues Clearwire and its spectrum assets.

We write today to emphasize that your focus of attention should not be on what happens at the Clearwire stockholders meeting on May 21st but rather on what will ultimately happen with the contest for Sprint in June.

We believe that Clearwire should not be locked up before the battle for control of Sprint is resolved. Clearwire is the key reason for the push by DISH and SoftBank to acquire control of Sprint. Letting Sprint gobble up Clearwire now would only transfer Clearwire’s value to Sprint. Conversely, keeping Clearwire in play while the contest for Sprint is pending drives both bidders for Sprint to focus on Clearwire. So long as Clearwire is not locked up, the winner of Sprint is not guaranteed Clearwire and the loser of Sprint is not precluded from making a play for Clearwire. And a third player, like Verizon, could enter the contest for Clearwire.

Thus, our letter last week highlighted the potential scenarios following the contest for Sprint. The key is to preserve Clearwire as a freestanding company before the Sprint contest is settled, so that the real battle for Clearwire can begin. Regardless whatever the Clearwire Board has done up to now, it needs to recognize this current dynamic and not compound error upon mistake by letting Sprint lock up Clearwire prior to the determination of who will own Sprint.

And in a separate letter today to Clearwire Board Chairman John W. Stanton, we explained that the Board of Clearwire may now have an opportunity to pursue a competitive process that protects minority stockholders and realizes the true value of Clearwire and its assets. We have also urged the Clearwire Board not to accept any revised Sprint offer, not to postpone or adjourn Tuesday’s stockholder meeting, and not to consider any future offer for Clearwire that does not include adequate protections for minority stockholders—similar to those Sprint has offered its own stockholders.

Clearwire is the crown jewel, and Sprint is only the intermediary. There is no reason to let Sprint lock up Clearwire before Sprint’s ownership is settled. The stockholders and Board of Clearwire should reject all offers from Sprint until the contest for Sprint is decided. Then the competition for Clearwire can begin in earnest between the winner or loser of Sprint, or another third party.

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For all of the foregoing reasons as well as the reasons stated in Crest’s proxy materials, we urge you to vote “AGAINST” the Sprint-Clearwire Merger by signing and returning the GOLD proxy card.

Crest urges all stockholders NOT to sign or return any WHITE proxy card sent to you by the Company.

If you have already returned the WHITE proxy card, you can effectively revoke it by voting the GOLD proxy card. The GOLD proxy card will provide instructions on how to vote on-line. Only your latest-dated proxy card or vote will be counted.

If you have any questions or need assistance in voting the GOLD proxy card, please contact our proxy solicitor, D.F. King & Co., Inc. at 1-800-949-2583 (toll-free). To access Crest’s definitive proxy statement at no charge, please visit the following website: http://www.dfking.com/clwr.

Sincerely yours,

/s/ David K. Schumacher

David K. Schumacher

General Counsel

Crest Financial Limited

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About Crest Financial Limited

Crest is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

In connection with the Sprint-Clearwire Merger, Crest and other persons (the “Participants”) have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement has been mailed to the stockholders of Clearwire. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER PROXY MATERIALS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE, AND THE SPRINT-CLEARWIRE MERGER. The definitive proxy statement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement is also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans, or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position,” or the negative of those terms or other variations of them or by comparable terminology.

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